EXHIBIT 99.1
News from Conduent

Conduent Incorporated 100 Campus Drive, Suite 200 Florham Park, NJ 07932
www.conduent.com

Conduent Announces Third Quarter Financial Results

Key Q3 2021 Highlights
•Revenue: $1,038M
•Adj. EBITDA Margin(1): 12.5%
•Q3 2021 Total Contract Value (TCV) new business signings of $344M, $1,475M YTD
•Q3 2021 Annual Recurring Revenue (ARR) signings of $87M, $297M YTD
•Net ARR Activity Metric(2) (TTM) of $132M, an increase of 25% vs Q2 2021

FLORHAM PARK, NJ, November 4, 2021 - Conduent (NASDAQ: CNDT), a business process services and solutions company, today announced its third quarter 2021 financial results.

Cliff Skelton, Conduent President and CEO stated “Q3 marks another quarter of continued momentum and progress, meeting or exceeding the commitments we’ve made. Year-to-date new business signings are strong and our net ARR activity metric, which measures net wins and losses, continues to strengthen and increase, indicating future growth and our ability to outrun the legacy losses. With our debt refinancing successfully completed, we envision a clear path forward in our growth strategy. Through the hard work of sixty thousand dedicated associates, we believe that continued focus on the client, operational and technology excellence, and leadership, will be the keys to success as we continue this journey.”

EXHIBIT 99.1
Key Financial Q3 2021 Results

($ in millions, except margin and per share data)	Q3 2021	Q3 2020	Current Quarter Y/Y B/(W)
Revenue	$1,038	$1,041	(0.3)%
GAAP net income (loss) from Continuing Operations	11	(7)	257.1%
Adjusted EBITDA(1)	130	141	(7.8)%
Adjusted EBITDA Margin (1)	12.5%	13.5%	-100 bps
GAAP Pre-tax Income	19	(13)	246.2%
GAAP Diluted EPS from Continuing Operations	$0.04	$(0.04)	200.0%
Adjusted Diluted EPS from Continuing Operations(1)	$0.19	$0.26	(26.9)%
Cash from Operations	55	107	(48.6)%
Adjusted Free Cash Flow(1)	23	69	(66.7)%

Q3 2021 Performance Commentary
Revenue continues to stabilize. Q3 2021 revenue was substantially unchanged compared with Q3 2020 primarily due to increased volumes in our Government Payments business and new business ramp, offset by lost business from prior years.

Year-to-date sales performance is up 4% in new business TCV signings and up 15% in new business ARR compared to the prior year period. Q3 2021 contributed $344M in new business TCV signings and $87M in new business ARR. The Net ARR Activity Metric for Q3 2021 was strong at $132M, up 25% from Q2 2021 and continues to be positive for the fourth consecutive quarter.

Additional Q3 Performance Highlights
Conduent continued its momentum across its Growth, Efficiency and Quality pillars, achieving significant operational, industry and associate-focused milestones, including:
•IBTTA Toll Excellence President's Award for Innovation
•'Top BPO Employer' recognition in the Philippines from IBPAP
•South Carolina Governor's Committee on Employment of People with Disabilities Award
•Recognition from Brandon Hall Group - earning two gold awards for excellence in learning
•Named to 2021 Training Industry Top 20 training companies lists for training outsourcing and custom content development

EXHIBIT 99.1
FY 2021 Outlook

	FY 2020 Actuals	FY 2021 Outlook

Revenue	$4,163M	$4,100M - $4,175M

Adj. EBITDA(1)/ Adj. EBITDA Margin(1)	$480M / 11.5%	11.25% - 11.75%

Adj. Free Cash Flow(1) as % of Adj. EBITDA(1)	28% (3)	Approx. 20% (3)

(1) Refer to Appendix for definition and complete non-GAAP reconciliations of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS from Continuing Operations and Adjusted Free Cash Flow
(2) Refer to Appendix for definition.
(3) Normalized for the impact of deferred payroll taxes primarily related to the CARES Act, Adjusted Free Cash Flow for 2020 is approximately 16% and 2021 is approximately 25%.

EXHIBIT 99.1

Conference Call
Management will present the results during a conference call and webcast on November 4, 2021 at 5:00 p.m. ET.

The call will be available by live audio webcast along with the news release and online presentation slides at https://investor.conduent.com/.

The conference call will also be available by calling 1-877-407-4019 toll-free. If requested, the conference ID for this call is 13723815.

The international dial-in is 1-201-689-8337. The international conference ID is also 13723815.
A recording of the conference call will be available by calling 1-877-660-6853 one hour after the conference call concludes. The replay ID is 13723815.

The telephone recording will be available until November 18, 2021.

About Conduent
Conduent delivers mission-critical services and solutions on behalf of businesses and governments – creating exceptional outcomes for its clients and the millions of people who count on them. Through our dedicated people, process and technology, Conduent solutions and services automate workflows, improve efficiencies, reduce costs and enable revenue growth. It is why most Fortune 100 companies and over 500 government entities depend on Conduent every day to manage their essential interactions and move their operations forward.

Conduent’s differentiated services and solutions improve experiences for millions of people every day, including three out of every four U.S. insured patients, 10 million employees who use its HR Services, and nearly 18 million benefits recipients. Conduent’s solutions deliver exceptional outcomes for its clients including $16 billion in savings from medical bill review of workers compensation claims, up to 40% efficiency increase in HR operations, up to 27% reduction in government benefits costs, up to 40% improvement in finance, accounting and procurement expense, and improved customer service interaction times by up to 20% with higher end-user satisfaction. Learn more at www.conduent.com.

EXHIBIT 99.1
Non-GAAP Financial Measures
We have reported our financial results in accordance with U.S. generally accepted accounting principles (U.S. GAAP). In addition, we have discussed our financial results using non-GAAP measures. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with U.S. GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, our reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain of these non-GAAP measures. Refer to the "Non-GAAP Financial Measures" section attached to this release for a discussion of these non-GAAP measures and their reconciliation to the reported U.S. GAAP measures.

EXHIBIT 99.1
Forward-Looking Statements

This release and any attachments to this release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” "plan," “intend,” “will,” “aim,” “should,” “could,” “forecast,” “target,” “may,” "continue to," "if,” “growing,” “projected,” “potential,” “likely,” and similar expressions, as they relate to us, are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, statements regarding our financial results, condition and outlook; changes in our operating results; general market and economic conditions; our transformation progress; future Net ARR Activity Metric Impact indicating future potential annualized revenue impact; our continued focus on improving growth, quality and efficiency across our people, processes and technology; our strategy of continuing to drive value for clients and shareholders and positioning us for long-term success; expectations regarding the benefits of our permanent cost savings actions in 2021; our solid game plan for 2021; our belief that we are well positioned to continue our progress towards growth; and our projected financial performance for the full year 2021, including all statements made under the section captioned “FY 2021 Outlook” within this release. In addition, all statements regarding the anticipated effects of the novel coronavirus, or COVID-19, pandemic and the responses thereto, including the pandemic’s impact on general economic and market conditions, as well as on our business, customers, and markets, results of operations and financial condition and anticipated actions to be taken by management to sustain our business during the economic uncertainty caused by the pandemic and related governmental and business actions, as well as other statements that are not strictly historical in nature, are forward looking. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied herein as anticipated, believed, estimated, expected or intended or using other similar expressions.

In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release, any exhibits to this press release and other public statements we make. Our actual results may vary materially from those expressed or implied in our forward-looking statements. These forward-looking statements are also subject to the significant continuing impact of the COVID-19 pandemic on our business, operations, financial results and financial condition, which is dependent on developments which are highly uncertain and cannot be predicted.

Important factors and uncertainties that could cause our actual results to differ materially from those in our forward-looking statements include, but are not limited to: the significant continuing effects of the ongoing COVID-19 pandemic on our business, operations, financial results and financial condition, which is dependent

EXHIBIT 99.1
on developments which are highly uncertain and cannot be predicted; government appropriations and termination rights contained in our government contracts; our ability to renew commercial and government contracts, including contracts awarded through competitive bidding processes; our ability to recover capital and other investments in connection with our contracts; our reliance on third-party providers; our ability to deliver on our contractual obligations properly and on time; changes in interest in outsourced business process services; risk and impact of geopolitical events, natural disasters and other factors (such as pandemics, including coronavirus) in a particular country or region on our workforce, customers and vendors; claims of infringement of third-party intellectual property rights; our ability to estimate the scope of work or the costs of performance in our contracts; the loss of key senior management and our ability to attract and retain necessary technical personnel and qualified subcontractors; increases in the cost of telephone and data services or significant interruptions in such services; our failure to develop new service offerings and protect our intellectual property rights; our ability to modernize our information technology infrastructure and consolidate data centers; the failure to comply with laws relating to individually identifiable information and personal health information; the failure to comply with laws relating to processing certain financial transactions, including payment card transactions and debit or credit card transactions; breaches of our information systems or security systems or any service interruptions; our ability to comply with data security standards; changes in tax and other laws and regulations; risk and impact of potential goodwill and other asset impairments; our significant indebtedness; our ability to obtain adequate pricing for our services and to improve our cost structure; our ability to collect our receivables, including those for unbilled services; a decline in revenues from, or a loss of, or a reduction in business from or failure of significant clients; fluctuations in our non-recurring revenue; our failure to maintain a satisfactory credit rating; our ability to receive dividends or other payments from our subsidiaries; developments in various contingent liabilities that are not reflected on our balance sheet, including those arising as a result of being involved in a variety of claims, lawsuits, investigations and proceedings; conditions abroad, including local economics, political environments, fluctuating foreign currencies and shifting regulatory schemes; changes in government regulation and economic, strategic, political and social conditions; changes in the volatility of our stock price and the risk of litigation following a decline in the price of our stock; the impact of the ongoing COVID-19 pandemic; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section and other sections in our 2020 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Any forward-looking statements made by us in this release speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

EXHIBIT 99.1
# # #

Media Contacts:
Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Contacts:
Giles Goodburn, Conduent, +1-203-216-3546, ir@conduent.com

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2021	2020	2021	2020
Revenue	$1,038	$1,041	$3,092	$3,108

Operating Costs and Expenses
Cost of services (excluding depreciation and amortization)	776	779	2,335	2,406
Selling, general and administrative (excluding depreciation and amortization)	131	122	382	349
Research and development (excluding depreciation and amortization)	2	—	3	1
Depreciation and amortization	84	112	265	344
Restructuring and related costs	10	20	31	56
Interest expense	12	14	38	46
(Gain) loss on divestitures and transaction costs	—	8	1	14
Litigation costs	—	—	2	20
Loss on extinguishment of debt	—	—	2	—
Other (income) expenses, net	4	(1)	4	—
Total Operating Costs and Expenses	1,019	1,054	3,063	3,236

Income (Loss) Before Income Taxes	19	(13)	29	(128)

Income tax expense (benefit)	8	(6)	17	(21)
Net Income (Loss)	$11	$(7)	$12	$(107)

Net Earnings (Loss) per Share:
Basic	$0.04	$(0.04)	$0.02	$(0.54)
Diluted	$0.04	$(0.04)	$0.02	$(0.54)

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net Income (Loss)	$11	$(7)	$12	$(107)
Other Comprehensive Income (Loss), Net(1)
Currency translation adjustments, net	(16)	11	(23)	(15)
Unrecognized gains (losses), net	—	1	(1)	—
Changes in benefit plans, net	—	—	(1)	1
Other Comprehensive Income (Loss), Net	(16)	12	(25)	(14)

Comprehensive Income (Loss), Net	$(5)	$5	$(13)	$(121)
__________
(1)All amounts are net of tax. Tax effects were immaterial.

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$394	$450
Accounts receivable, net	701	670
Contract assets	159	151
Other current assets	257	306
Total current assets	1,511	1,577
Land, buildings and equipment, net	273	305
Operating lease right-of-use assets	243	246
Intangible assets, net	84	187
Goodwill	1,506	1,528
Other long-term assets	475	413
Total Assets	$4,092	$4,256
Liabilities and Equity
Current portion of long-term debt	$21	$90
Accounts payable	169	182
Accrued compensation and benefits costs	252	237
Unearned income	111	133
Other current liabilities	434	450
Total current liabilities	987	1,092
Long-term debt	1,384	1,420
Deferred taxes	87	97
Operating lease liabilities	195	207
Other long-term liabilities	114	108
Total Liabilities	2,767	2,924

Series A convertible preferred stock	142	142

Common stock	2	2
Additional paid-in capital	3,912	3,899
Retained earnings (deficit)	(2,308)	(2,313)
Accumulated other comprehensive loss	(423)	(398)
Total Equity	1,183	1,190
Total Liabilities and Equity	$4,092	$4,256

Shares of common stock issued and outstanding	212,672	212,074
Shares of series A convertible preferred stock issued and outstanding	120	120

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$11	$(7)	$12	$(107)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	84	112	265	344
Contract inducement amortization	1	1	1	2
Deferred income taxes	(1)	(9)	(7)	(38)
(Gain) loss from investments	5	(1)	5	(3)
Amortization of debt financing costs	1	2	5	5
Loss on extinguishment of debt	—	—	2	—
Loss on divestitures and sales of fixed assets, net	—	5	1	5
Stock-based compensation	5	5	14	14
Allowance for doubtful accounts	(1)	1	(1)	1
Changes in operating assets and liabilities	(50)	(2)	(139)	(234)
Net cash provided by (used in) operating activities	55	107	158	(11)
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(13)	(18)	(52)	(48)
Cost of additions to internal use software	(17)	(17)	(49)	(47)
Proceeds from divestitures	2	1	4	3
Net cash provided by (used in) investing activities	(28)	(34)	(97)	(92)
Cash Flows from Financing Activities:
Proceeds from revolving credit facility and other loans	—	2	—	152
Payments on debt	(23)	(13)	(102)	(41)
Payment of contingent consideration related to acquisition	—	(4)	—	(4)
Premium on debt redemption	—	—	(2)	—
Taxes paid for settlement of stock-based compensation	—	—	(1)	(3)
Dividends paid on preferred stock	(2)	—	(7)	(5)
Net cash provided by (used in) financing activities	(25)	(15)	(112)	99
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	1	(7)	(5)
Increase (decrease) in cash, cash equivalents and restricted cash	(3)	59	(58)	(9)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	403	437	458	505
Cash, Cash Equivalents and Restricted Cash at End of period(1)	$400	$496	$400	$496
 ___________
(1)Includes $6 million and $8 million restricted cash as of September 30, 2021 and 2020, respectively, that were included in Other current assets on their respective Condensed Consolidated Balance Sheets.

Appendix

Definition

Net ARR Activity Metric (TTM)

Projected Annual Recurring Revenue for contracts signed in the prior 12 months, less the annualized impact of any client losses, contractual volume and price changes, and other known impacts for which the company was notified in that same time period, which could positively or negatively impact results. The metric annualizes the net impact to revenue. Timing of revenue impact varies and may not be realized within the forward 12-month timeframe. The

EXHIBIT 99.1
metric is for indicative purposes only. This metric excludes COVID-related volume impacts and non-recurring revenue signings. This metric is not indicative of any specific 12 month timeframe.

Non-GAAP Financial Measures

We have reported our financial results in accordance with U.S. generally accepted accounting principles (U.S. GAAP). In addition, we have discussed our financial results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with U.S. GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain of these non-GAAP measures.

A reconciliation of the following non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted Net Income (Loss), Adjusted Diluted Earnings per Share, Adjusted Weighted Average Common Shares Outstanding, and Adjusted Effective Tax Rate

We make adjustments to Net Income (Loss) before Income Taxes for the following items, as applicable, to the particular financial measure, for the purpose of calculating Adjusted Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings per Share, Adjusted Weighted Average Common Shares Outstanding, and Adjusted Effective Tax Rate:

•Amortization of acquired intangible assets. The amortization of acquired intangible assets is driven by acquisition activity, which can vary in size, nature and timing as compared to other companies within our industry and from period to period.
•Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.
•Goodwill impairment. This represents Goodwill impairment charges related to the unanticipated losses of certain customer contracts, lower potential future volumes and lower than expected new customer contracts for all reporting units.
•(Gain) loss on divestitures and transaction costs. Represents (gain) loss on divested businesses and transaction costs.
•Litigation costs (recoveries), net. Litigation costs (recoveries), net represents provisions for various matters subject to litigation.
•Other charges (credits). This includes Other (income) expenses, net on the Condensed Consolidated Statements of Income (loss) and other insignificant (income) expense associated with providing transition services on the California Medicaid contract loss and other adjustments.
•Divestitures. Revenue from divestitures in the first quarter of 2019.

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The Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance.  We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Management believes that the adjusted effective tax rate, provided as supplemental information, facilitates a comparison by investors of our actual effective tax rate with an adjusted effective tax rate which reflects the impact of the items which are excluded in providing adjusted net income and certain other identified items, and may provide added insight into our underlying business results and how effective tax rates impact our ongoing business.

Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin

We make adjustments to Revenue, Costs and Expenses and Operating Margin, as applicable, for the following items, for the purpose of calculating Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin:

•Amortization of acquired intangible assets.
•Restructuring and related costs.
•Interest expense. Interest expense includes interest on long-term debt and amortization of debt issuance costs.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation costs (recoveries), net.
•Other charges (credits).
•Divestitures.

We provide our investors with adjusted revenue, adjusted operating income and adjusted operating margin information, as supplemental information, because we believe it offers added insight, by itself and for comparability between periods, by adjusting for certain non-cash items as well as certain other identified items which we do not believe are indicative of our ongoing business, and may also provide added insight on trends in our ongoing business.

Adjusted EBITDA and EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin as an additional way of assessing certain aspects of our operations that, when viewed with the U.S.GAAP results and the accompanying reconciliations to corresponding U.S. GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and contract inducement amortization adjusted for the following items. Adjusted EBITDA Margin is Adjusted EBITDA divided by revenue or adjusted revenue, as applicable.

•Restructuring and related costs.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation costs (recoveries), net.
•Other charges (credits).

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performance. Management cautions that amounts presented in accordance with Conduent's definition of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner.

Free Cash Flow

Free Cash Flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software, and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our

EXHIBIT 99.1
core businesses, such as amounts available to make acquisitions and invest in land, buildings and equipment and internal use software, after required payments on debt. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is defined as Free Cash Flow from above plus deferred compensation payments, transaction costs, costs related to the Texas litigation, and certain other identified adjustments. We use Adjusted Free Cash Flow, in addition to Free Cash Flow, to provide supplemental information to our investors concerning our ability to generate cash from our ongoing operating activities and for performance based components of employee compensation; by excluding certain deferred compensation costs and our one-time Texas settlement costs, as well as transaction costs and transaction cost tax benefits related to acquisitions or divestitures, we believe we provide useful additional information to our investors to help them further understand our ability to generate cash period-over-period as well as added information on comparability to our competitors. Such as with Free Cash Flow information, as so adjusted, it is specifically not intended to provide amounts available for discretionary spending. We have added certain adjustments to account for items which we do not believe reflect our core business or operating performance, and we computed all periods with such adjusted costs.

Revenue at Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. Dollars. We refer to this adjusted revenue as “constant currency.” Currency impact is determined as the difference between actual growth rates and constant currency growth rates. This currency impact is calculated by translating the current period activity in local currency using the comparable prior-year period's currency translation rate.

Non-GAAP Outlook

In providing the outlook for Adjusted EBITDA we exclude certain items which are otherwise included in determining the comparable U.S. GAAP financial measure. A description of the adjustments which historically have been applicable in determining Adjusted EBITDA are reflected in the table below. We are providing such outlook only on a non-GAAP basis because the Company is unable to predict with reasonable certainty the totality or ultimate outcome or occurrence of these adjustments for the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to reported results. We have provided an outlook for revenue on a constant currency basis due to the inability to accurately predict foreign currency impact on revenues. Outlook for Adjusted Free Cash Flow is provided as a factor of expected Adjusted EBITDA, see above. For the same reason, we are unable to provide GAAP expected adjusted tax rate, which adjusts for our non-GAAP adjustments.

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Non-GAAP Reconciliations: Revenue at Constant Currency, Adjusted Net Income (Loss), Adjusted Effective Tax, Adjusted Operating Income (Loss) and Adjusted EBITDA were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
ADJUSTED REVENUE
Revenue	$1,038	$1,041	$3,092	$3,108
Foreign currency impact	(3)	(2)	(20)	6
Revenue at Constant Currency	$1,035	$1,039	$3,072	$3,114

ADJUSTED NET INCOME (LOSS)
Income (Loss) From Continuing Operations	$11	$(7)	$12	$(107)
Adjustments:
Amortization of acquired intangible assets(1)	31	60	103	180
Restructuring and related costs	10	20	31	56
Loss on extinguishment of debt	—	—	2	—
(Gain) loss on divestitures and transaction costs	—	8	1	14
Litigation costs	—	—	2	20
Other charges (credits)	4	(1)	4	(7)
Total Non-GAAP Adjustments	45	87	143	263
Income tax adjustments(2)	(12)	(23)	(29)	(58)
Adjusted Net Income (Loss)	$44	$57	$126	$98

ADJUSTED EFFECTIVE TAX
Income (Loss) Before Income Taxes	$19	$(13)	$29	$(128)
Adjustments:
Total Non-GAAP Adjustments	45	87	143	263
Adjusted PBT	$64	$74	$172	$135

Income tax expense (benefit)	$8	$(6)	$17	$(21)
Income tax adjustments(2)	12	23	29	58
Adjusted Income Tax Expense (Benefit)	20	17	46	37
Adjusted Net Income (Loss)	$44	$57	$126	$98

EXHIBIT 99.1

CONTINUED	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
ADJUSTED OPERATING INCOME (LOSS)
Income (Loss) Before Income Taxes	$19	$(13)	$29	$(128)
Adjustments:
Total non-GAAP adjustments	45	87	143	263
Interest expense	12	14	38	46
Adjusted Operating Income (Loss)	$76	$88	$210	$181

ADJUSTED EBITDA
Income (Loss) From Continuing Operations	$11	$(7)	$12	$(107)
Income tax expense (benefit)	8	(6)	17	(21)
Depreciation and amortization	84	112	265	344
Contract inducement amortization	1	1	1	2
Interest expense	12	14	38	46
EBITDA	116	114	333	264
Adjustments:
Restructuring and related costs	10	20	31	56
(Gain) loss on divestitures and transaction costs	—	8	1	14
Litigation costs	—	—	2	20
Loss on extinguishment of debt	—	—	2	—
Other charges (credits)	4	(1)	4	(7)
Adjusted EBITDA	$130	$141	$373	$347
 ___________

(1)Included in Depreciation and amortization on the Consolidated Statements of Income (Loss).
(2)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to divestitures, the State of Texas litigation reserve, charges for amortization of intangible assets and restructuring.

EXHIBIT 99.1
Non-GAAP Reconciliations: Adjusted Weighted Average Shares Outstanding, Adjusted Diluted EPS, Adjusted Effective Tax Rate, Adjusted Operating Margin and Adjusted EBITDA Margin were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts are in whole dollars, shares are in thousands and margins and rates are in %)	2021	2020	2021	2020
ADJUSTED DILUTED EPS(1)
Weighted Average Common Shares Outstanding	212,633	209,244	212,438	209,958
Adjustments:
Restricted stock and performance units / shares	7,184	4,591	7,239	2,974
Adjusted Weighted Average Common Shares Outstanding	219,817	213,835	219,677	212,932

Diluted EPS from Continuing Operations	$0.04	$(0.04)	$0.02	$(0.54)
Adjustments:
Total non-GAAP adjustments	0.20	0.41	0.65	1.24
Income tax adjustments(2)	(0.05)	(0.11)	(0.13)	(0.27)
Adjusted Diluted EPS	$0.19	$0.26	$0.54	$0.43

ADJUSTED EFFECTIVE TAX RATE
Effective tax rate	38.3%	46.2%	58.5%	16.4%
Adjustments:
Total non-GAAP adjustments	(7.9)%	(23.2)%	(31.7)%	11.0%
Adjusted Effective Tax Rate(2)	30.4%	23.0%	26.8%	27.4%

ADJUSTED OPERATING MARGIN
Income (Loss) Before Income Taxes Margin	1.8%	(1.2)%	0.9%	(4.1)%
Adjustments:
Total non-GAAP adjustments	4.3%	8.4%	4.7%	8.4%
Interest expense	1.2%	1.3%	1.2%	1.5%
Margin for Adjusted Operating Income	7.3%	8.5%	6.8%	5.8%

ADJUSTED EBITDA MARGIN
EBITDA Margin	11.2%	11.0%	10.8%	8.5%
Total non-GAAP adjustments	1.3%	2.5%	1.3%	2.7%
Adjusted EBITDA Margin	12.5%	13.5%	12.1%	11.2%
__________
(1)Average shares for the 2021 and 2020 calculation of adjusted EPS excludes 5.4 million shares associated with our Series A convertible preferred stock and includes the impact of preferred stock dividend of approximately $2 million for the three months ended September 30, 2021 and 2020, respectively.
(2)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to divestitures, the State of Texas litigation reserve, charges for amortization of intangible assets and restructuring.

EXHIBIT 99.1
Free Cash Flow and Adjusted Free Cash Flow Reconciliation:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Operating Cash Flow	$55	$107	$158	$(11)
Cost of additions to land, buildings and equipment	(13)	(18)	(52)	(48)
Proceeds from sales of land, buildings and equipment	—	—	—	—
Cost of additions to internal use software	(17)	(17)	(49)	(47)
Tax payment related to divestitures	—	—	—	—
Free Cash Flow	$25	$72	$57	$(106)
Free Cash Flow	$25	$72	$57	$(106)
Transaction costs	—	—	2	3
Vendor financed lease payments	(2)	(3)	(7)	(9)
Texas litigation payments	—	—	—	118
Adjusted Free Cash Flow	$23	$69	$52	$6